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                                                                    EXHIBIT 10.4


                        GREAT XPECTATIONS MARKETING, INC.

                                STOCK BONUS PLAN


4.       ADOPTION

         This Stock Bonus Plan (the "Plan") is adopted for the benefit of Great Xpectations Marketing, Inc. (the "Company") and its employees for the following purposes:

         1.  to induce its employees to remain in the employ of the Company;

         2. to provide incentive to employees to perform services for the Company without cash compensation; and

         3. to facilitate and encourage ownership of the Stock of the Company by its employees.

II.      STRUCTURE OF THE PLAN

         The Board of Directors of the Company has authority to award bonus stock benefits to designated employees, in the discretion of the Board. There is no intention that this plan qualify as a tax free trusteed plan under Section 401, et seq., of the Internal Revenue Code, nor under the Employee Retirement Income Security Act of 1974, as amended. All bonus stock issued hereunder will represent compensation to recipients, subject to income tax, and will constitute a deductible expense to the Company.

         Administration of the Plan. In connection with the administration of the Plan, (i) the Board of Directors of the Company shall have sole discretion and authority with respect to awards of bonus stock, and (ii) the Board of Directors shall be the sole authority with respect to interpretation of this Plan, and its decision shall be final and binding. The Board of Directors shall determine the recipients of bonus stock and the amount of such stock to be awarded.

III.     SHARES TO BE SUBJECT TO AWARD

         There shall be awarded a maximum of 750,000 shares in any fiscal year of the Company.

IV.      REGISTRATION OF BONUS STOCK

         The Company may, at its sole and absolute discretion, register the Bonus Stock, if any, awarded by the Board of Directors, with the Securities and Exchange Commission prior to the issuance of such Bonus Stock.


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V.       DEFINITIONS

         The following meanings are ascribed to the terms listed below, as used herein.

                  "Company" means Great Xpectations Marketing, Inc.

                  "Employee" means any person employed by the Company to render services to the Company in any capacity, including, without limitation, the officers and directors of the Company and third party service providers such as accountants, attorneys, and consultants.

                  "Board of Directors" means the Board of Directors of the Company, which shall administer the Plan.

                  "Participant" means any Employee awarded any Bonus Stock under this Plan.

                  "Plan" means this Stock Bonus Plan.

VI.      AMENDMENT - TERMINATION

         This Plan maybe amended or terminated at any time by the Board of Directors. Such amendment, if any shall be adopted, shall not, however, serve to increase the number of shares of Bonus Stock which may be awarded in any one year period, except upon approval of a majority of the shareholders of the Company. No amendment or termination of this Plan shall have any effect on any awards of Bonus Stock made prior to such amendment or termination..

VII.     EFFECTIVE DATE

         This Plan shall become effective when adopted by and so declared effective by the Board of Directors of the Company.

         Executed this 15th day of December, 1998.

                                          GREAT XPECTATIONS MARKETING, INC.
ATTEST:
                                          /s/ FORREST E. WATSON
                                          ------------------------------------
/s/ EVERETT SPARKS                        Forrest E. Watson, President
-----------------------------
Everett Sparks, Secretary





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